Filed Pursuant to Rule 433
                                                         File No.: 333-129918-01

You have requested that Credit Suisse Securities (USA) LLC, GMAC Commercial Holding Capital Markets Corp., KeyBanc Capital Markets, a Division of McDonald Investments Inc. and Banc of America Securities LLC (collectively, the "Underwriters") provide to you information in connection with your consideration of the purchase of certain securities described herein. This free writing prospectus is being provided to you in response to your specific request. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the
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depositor, the issuing trust and this offering. You may get these documents for
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may from time to time have a long or short position in any contract or security discussed herein. Information contained in this material is current as of the date appearing on this material only. Information in this material regarding any assets backing any securities discussed herein supercedes all prior information regarding such assets. All information in this term sheet, whether regarding the assets backing any securities discussed herein or otherwise, will be superceded by the information contained in any subsequent materials delivered to you by or on behalf of the Underwriters.

The commercial mortgage backed securities referred to in these materials, and the mortgage pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

The analyses, calculations, and valuations herein are based on certain assumptions and data provided by third parties which may vary from the actual characteristics of the pool. Credit Suisse makes no representation that such analyses or calculations are accurate or that such valuations represent levels where actual trades may occur. Investors should rely on the information contained in or filed in connection with the prospectus / prospectus supplement.


CSMC 2006-C1
Yield Maintenance Descriptions

    Loan
    Number                 Property Name                                    YM Description
------------------------------------------------------------------------------------------------------------------------------------
      53       The Commons at Concord Park                      PV method with remaining term discount rate not converted to MEY
      69       Rancho Santa Fe                                  PV method with remaining term discount rate not converted to MEY
      79       Tall Oaks Apartments                             PV method with remaining term discount rate not converted to MEY
      92       Fed Ex Central Distribution Center               PV method with remaining term discount rate not converted to MEY
     149       Cochrane Road Self Storage                       PV method with remaining term discount rate not converted to MEY
     153       Salem Arms Apartments                            PV method with remaining term discount rate not converted to MEY
     353       Hollywood Video Plaza                            PV method with remaining term discount rate not converted to MEY
     362       Cyrus-Coral, LLC                                 PV method with remaining term discount rate not converted to MEY
     281       Crestwood Manor                                  PV method with weighted average life discount rate converted to MEY
     282       Crest Manor Housing Corp                         PV method with weighted average life discount rate converted to MEY
     284       Bayshore Gardens                                 PV method with weighted average life discount rate converted to MEY
     301       East Rock Tenants                                PV method with weighted average life discount rate converted to MEY
     309       305 Equities Corp                                PV method with weighted average life discount rate converted to MEY
     310       Rossmoor Leisure Cooperative                     PV method with weighted average life discount rate converted to MEY
     317       Medical Arts Building                            PV method with weighted average life discount rate converted to MEY
     334       25 West 13th St                                  PV method with weighted average life discount rate converted to MEY
     348       River Glen Tenant Corp                           PV method with weighted average life discount rate converted to MEY
     360       789 West End Avenue                              PV method with weighted average life discount rate converted to MEY
     385       Westwater Commons                                PV method with weighted average life discount rate converted to MEY
     386       Parkway Owners Inc                               PV method with weighted average life discount rate converted to MEY
     387       81-05 Tenants LTD                                PV method with weighted average life discount rate converted to MEY
     407       Oxford Gardens                                   PV method with weighted average life discount rate converted to MEY

     330       Lakeview Industrial Park                         PV method with remaining term discount rate not converted to MEY.
                                                                Ten percent (10%) of the original balance is freely prepayable on an annual basis.

      72       Arkansas Court                                   PV method with remaining term discount rate converted to MEY
     128       Capitol View I                                   PV method with remaining term discount rate converted to MEY
     131       Scripps/Poway Self Storage Facility              PV method with remaining term discount rate converted to MEY
     154       Palms to Pines Retail Center                     PV method with remaining term discount rate converted to MEY
     179       Associated Energy Systems Building               PV method with remaining term discount rate converted to MEY
     185       Wei Wu                                           PV method with remaining term discount rate converted to MEY
     223       Liberty Safe and Security                        PV method with remaining term discount rate converted to MEY
     238       7848 Cimarron, LLC                               PV method with remaining term discount rate converted to MEY
     241       Baybrook-Kissimmee LLC                           PV method with remaining term discount rate converted to MEY
     258       Patricia Apartments                              PV method with remaining term discount rate converted to MEY
     264       Savannah Terrace & Square Apartments             PV method with remaining term discount rate converted to MEY
     265       969 Park Avenue                                  PV method with remaining term discount rate converted to MEY
     269       Littlefield Apartments                           PV method with remaining term discount rate converted to MEY
     273       AIP - Intown (Bishop & Trabert)                  PV method with remaining term discount rate converted to MEY
     276       AIP - Perimeter (Hammermill & Goshen Springs)    PV method with remaining term discount rate converted to MEY
     287       The Raleigh Building                             PV method with remaining term discount rate converted to MEY
     289       Uplake Building                                  PV method with remaining term discount rate converted to MEY
     300       Walgreens Store #4610                            PV method with remaining term discount rate converted to MEY
     321       Green Street Apartments                          PV method with remaining term discount rate converted to MEY
     343       Pagewood Oval Apartments                         PV method with remaining term discount rate converted to MEY
     347       Buffington Arms Apartments                       PV method with remaining term discount rate converted to MEY
     355       Jamboree Plaza Auto Center                       PV method with remaining term discount rate converted to MEY
     357       Mark Embers Apartments                           PV method with remaining term discount rate converted to MEY
     358       Equus Las Vegas Associates                       PV method with remaining term discount rate converted to MEY
     366       AIP - 2040 Steel Drive                           PV method with remaining term discount rate converted to MEY
     372       4404-4414 University Avenue                      PV method with remaining term discount rate converted to MEY
     381       AIP - 1122 Old Chattahoochee                     PV method with remaining term discount rate converted to MEY
     401       Mayland Manor Apartments                         PV method with remaining term discount rate converted to MEY
     406       9610 Winter Gardens Boulevard                    PV method with remaining term discount rate converted to MEY
     408       920 Fifth Avenue Corp                            PV method with remaining term discount rate converted to MEY

The YM calculations for each of the following NCB Multifamily Cooperative loans use a mortgage interest rate that is net of all applicable servicing, trustee fees and the Class A-Y strip rate of 0.1000%

    Loan
    Number                 Property Name                                    YM Description
-----------------------------------------------------------------------------------------------------------------------------------
     198       26 Gramercy Park Owners Corp.                    Excess of coupon over remaining term UST yield * number of years from prepay to maturity * prepaid amount
     209       Skyline Terrace Cooperative, Inc.                PV method with remaining term discount rate not converted to MEY
     256       72nd Street East Corporation                     PV method with remaining term discount rate not converted to MEY
     295       929 Park Avenue Apartment Corp.                  PV method with remaining term discount rate not converted to MEY
     390       No. 24 Gramercy Park, Inc.                       PV method with remaining term discount rate not converted to MEY
     226       40 East 88 Owners, Inc.                          PV method with remaining term discount rate not converted to MEY
     125       111 East 85th Street Owners, Inc.                PV method with remaining term discount rate not converted to MEY
     409       431 West 54th Street, Inc.                       PV method with remaining term discount rate not converted to MEY
     107       Coronet Hall Tenants Corp.                       PV method with remaining term discount rate not converted to MEY
     227       510 East 86th Street Owners, Inc.                PV method with remaining term discount rate not converted to MEY
     190       Ocean Terrace Owners, Inc.                       PV method with remaining term discount rate not converted to MEY
     319       Palisade Gardens Apartments Corp.                PV method with remaining term discount rate not converted to MEY
     164       10 East 70th Street, Inc.                        PV method with remaining term discount rate not converted to MEY
     167       245 East 87th Street Tenants Corp.               PV method with remaining term discount rate not converted to MEY
     182       83rd Street Tenants, Inc.                        PV method with remaining term discount rate not converted to MEY
     248       Park East Apartments, Inc.                       PV method with remaining term discount rate not converted to MEY
     298       84-20 51st Ave. Owners Inc.                      PV method with remaining term discount rate not converted to MEY
     383       838 Greenwich St. Corp.                          PV method with remaining term discount rate not converted to MEY
     325       137-05 Franklin Avenue Owners, Inc.              PV method with remaining term discount rate not converted to MEY
     318       West 15 Townhouse Corporation                    PV method with remaining term discount rate not converted to MEY
     378       45-53 Cabrini Owners Corp.                       PV method with remaining term discount rate not converted to MEY
     181       639 Apartments Corp.                             PV method with remaining term discount rate not converted to MEY
     260       Stephen Gardens Corp.                            PV method with remaining term discount rate not converted to MEY
     136       Butterfield House, Inc.                          PV method with remaining term discount rate not converted to MEY
     403       Jeffersonian Jay Street Corp.                    PV method with remaining term discount rate not converted to MEY
     148       Woodlands Owners, Inc.                           PV method with remaining term discount rate not converted to MEY
     397       Carolyn Court Owners, Inc.                       PV method with remaining term discount rate not converted to MEY
     340       Irving Place Tenant Corp.                        PV method with remaining term discount rate not converted to MEY
     255       525 East 82 Owners Corp.                         PV method with remaining term discount rate not converted to MEY
     342       16 Canterbury Corp.                              PV method with remaining term discount rate not converted to MEY
     235       Evelyn Court Apartment Corp.                     PV method with remaining term discount rate not converted to MEY
     261       Sans Souci Owners Corp.                          PV method with remaining term discount rate not converted to MEY
     211       103 Gedney Street Owners', Inc.                  PV method with remaining term discount rate not converted to MEY
     414       Fumoha Development Corp.                         PV method with remaining term discount rate not converted to MEY
     412       80/Columbus Owners Corp.                         PV method with remaining term discount rate not converted to MEY
     402       3755 Owners Ltd.                                 PV method with remaining term discount rate not converted to MEY